Exhibit 4.c
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

    Masco Corporation (“Masco,” “we,” “us” and “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended; our common stock.

DESCRIPTION OF OUR CAPITAL STOCK

    Following is a summary of the terms of our capital stock. This summary is not complete and is subject to and qualified by reference to our Restated Certificate of Incorporation and amendment thereof and our Bylaws, each of which is filed as an exhibit to our Annual Report on Form 10-K. We encourage you to read our Restated Certificate of Incorporation and amendment thereof, our Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (the “DCGL”) for additional information.

Authorized Shares

Our Restated Certificate of Incorporation authorizes the issuance of:

•1,400,000,000 shares of common stock, par value $1.00 per share; and

•1,000,000 shares of preferred stock, par value $1.00 per share.

Our preferred stock is issuable in one or more series. Our Board of Directors has the authority to divide the shares of preferred stock into series and fix, from time to time, before issuance, the number of shares to be included in any series and the designation, relative rights, preference and limitations of all shares of such series. There are currently no shares of preferred stock outstanding.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters voted on by shareholders. If issued, our Board of Directors will determine the voting rights of our preferred stock.

Dividend Rights

Holders of our common stock are entitled to receive dividends, if any, when declared by our Board of Directors in its discretion out of legally available funds, and subject to rights of any holders of preferred stock. Dividends on any outstanding shares of preferred stock must be declared and paid, or set aside for payment, before any dividends can be declared and paid, or set aside for payment, on the shares of our common stock with respect to the same dividend period.

Exhibit 4.c
Liquidation Rights

Upon any liquidation or dissolution of Masco, holders of our common stock are entitled to receive pro rata all assets remaining after payment of all liabilities and the liquidation of any shares of any preferred stock at the time outstanding.

Other Rights and Preferences

Holders of our common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock.

Certain Provisions of Our Restated Certificate of Incorporation and Bylaws

In 2025, we amended our Restated Certificate of Incorporation and Bylaws to phase out the classification of our Board of Directors over a three-year period. Beginning with our 2026 annual meeting of stockholders, members of our Board of Directors will be elected as follows: (i) directors elected at the 2026 annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the annual meeting of stockholders to be held in 2027; (ii) directors elected at the 2027 annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the annual meeting of stockholders to be held in 2028; and (iii) beginning with the 2028 annual meeting of stockholders, all directors elected at an annual meeting of stockholders to succeed those whose term expires at such meeting shall hold office for a term expiring at the next annual meeting of stockholders.

Our Bylaws vest the power to call special meetings of stockholders in our Chair of the Board, our CEO, our President or majority of our Board of Directors, subject to the rights of holders of any one or more classes or series of preferred stock or any other class of stock issued by us which shall have the right, voting separately by class or series, to elect directors. Stockholders are not permitted under our Restated Certificate of Incorporation or Bylaws to act by written consent in lieu of a meeting.

Our Bylaws provide advance notice procedures for stockholders seeking to bring business before an annual meeting. To be properly brought before an annual meeting, a stockholder’s notice shall be delivered to our Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us).  In addition, under our By-laws, up to 20 stockholders owning at least 3% of the Company’s outstanding common stock for at least 3 years may include nominations in the Company’s proxy materials for up to the greater

Exhibit 4.c
of two or 20% of the Board of Directors, provided the stockholder(s) and nominee(s) satisfy the requirements specified in the By-laws. The By-laws also specify certain requirements regarding the form and content of a stockholder’s notice.
Certain Anti-Takeover Effects of Delaware Law

Under Section 203 of the DGCL (“Section 203”) we are prohibited from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the date of the transactions in which the person became an interested stockholder, unless:

•the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status;

•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•on or subsequent to such date the business combination is approved by the board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Masco and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Listing

Our common stock is listed on The New York Stock Exchange under the trading symbol “MAS.”